Exhibit 99.1

Sharon AI Appoints Anuj Goel as Chief Financial Officer

NEW YORK, July 22nd, 2026 — SharonAI Holdings Inc. (NASDAQ: SHAZ) and its subsidiaries (“Sharon AI” or “the Company”), a leading Australian Neocloud, today announced the appointment of Mr. Anuj Goel as incoming Chief Financial Officer, strengthening the company’s executive leadership team as it accelerates the expansion of its AI infrastructure platform.

Anuj joins Sharon AI after a distinguished 20-year career at Macquarie, most recently serving as Head of Technology, APAC at Macquarie Capital, where he advised boards, founders and investors on many of Australia’s most significant technology, telecommunications, media and digital infrastructure transactions.

His appointment comes at a pivotal stage in Sharon AI’s growth as the company continues to scale its AI cloud platform and expand its position as a provider of sovereign AI infrastructure.

Sharon AI also announced that Mr. Tim Broadfoot will step down as the incumbent Chief Financial Officer following a successful tenure in which he helped establish the company’s financial foundations. The Board thanks Tim for his significant contribution and wishes him every success in the future. Tim will work closely with Mr. Goel over the next few months to ensure a seamless transition of responsibilities.

As Chief Financial Officer, Mr. Goel will lead Sharon AI’s financial strategy, capital management, corporate development and financial operations, supporting the company’s next phase of growth. Mr. Goel’s first day in the role will be Monday, 24th of August.

Prior to leading Macquarie Capital’s technology practice in the region, Mr. Goel spent six years in Macquarie’s global Venture Capital team evaluating investment opportunities in Europe, North America and the Asia Pacific region. During this time, he developed experience across the investment lifecycle, including deal origination, financial analysis and valuation, business strategy and portfolio management, and supported the growth of companies including PEXA, Temple & Webster, oOh!media and RP Data (now Cotality) from an early stage.

James Manning, Chief Executive Officer and Co-founder of Sharon AI, said, “Anuj brings an exceptional combination of financial leadership, capital markets expertise and deep knowledge of the technology and digital infrastructure sectors. As Sharon AI continues to scale, his experience advising many of the region’s leading technology businesses and investors will be invaluable as we execute our long-term growth strategy.”

“His appointment further strengthens our executive team and reflects the calibre of leadership we are assembling to build one of the world’s leading AI infrastructure companies. We thank our outgoing CFO, Tim Broadfoot, for his significant contribution and wish him well for the future. Tim will continue to work within Sharon AI for some months in a handover with Anuj.”

Anuj Goel, Chief Financial Officer of Sharon AI, said, “Artificial intelligence is creating one of the most significant opportunities of our generation, and Sharon AI is uniquely positioned to help meet the growing demand for sovereign AI compute. I’m excited to join the company at such an important stage of its journey and look forward to working with the team to build a disciplined financial platform that supports long-term growth while delivering value for customers, partners and shareholders.”

The appointment of Anuj Goel further strengthens Sharon AI’s leadership team as the company continues to expand its AI cloud platform and invest in the infrastructure required to support the next generation of AI innovation.

Disclosure Information

Sharon AI primarily uses its Investor Relations page (https://sharonai.com/investors/) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. The Company also notes that, at times, it uses other communication mediums including, but not limited to, its X account (sharon__ai) and/or LinkedIn account (sharon-AI) to disseminate information about the Company, and can be additional sources of information outside press releases, regulatory filings with the SEC and any other conference calls, webcasts, investor days, etc. that the company may hold.

About Sharon AI

Sharon AI, a leading Australian Neocloud, is a High-Performance Computing company focused on Artificial Intelligence and Cloud GPU/CPU Compute Infrastructure. Our AI Cloud platform and compute infrastructure is accelerating the build of AI factories and sovereign AI solutions, powering the next wave of accelerated computing adoption. For more information, visit www.sharonai.com.

Forward-Looking Statements

This press release may contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which are not historical facts, and which are not assurances of future performance. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “strategy,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions or references to future periods. Forward-looking statements in this release include specific statements regarding the intended use of proceeds. Examples of such forward-looking statements include but are not limited to express or implied statements regarding Sharon AI’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding:

●	Service and product offerings;
●	Receipt and use of proceeds;
●	The deployment of assets and expansion of network procurement;
●	Sharon AI’s ability to engage with additional potential customers;
●	Expansion of Sharon AI’s data center footprint and capacity; and
●	The strengthening of Sharon AI’s partner network.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements include, among others, all of the risks described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC and other reports subsequently filed with the SEC. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the SEC, which are available at www.sec.gov.

The forward-looking statements and other information contained in this news release are made as of the date hereof and Sharon AI does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Contacts

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media@sharonai.com

Investor Enquiries
investors@sharonai.com